Exhibit 99.1

DRI Corporation Notes Increase in Quote and Proposal Activity Since Approval of U.S. Federal Stimulus Legislation

U.S. Transit Ridership Hits Highest Level in 52 Years

DALLAS--(BUSINESS WIRE)--March 12, 2009--DRI Corporation (DRI) (NASDAQ: TBUS), a digital communications technology leader in the domestic and international surface transportation and transit security markets, noted today that the Company’s domestic operations in Durham, N.C., have seen a significant increase in requests for quotes and proposals since U.S. President Barack Obama signed into law the “American Recovery and Reinvestment Act of 2009,” which provides $8.4 billion in federal funding for “shovel ready” public transportation infrastructure projects.

David L. Turney, the Company’s Chairman, President, and Chief Executive Officer, said: “We have exciting news – the American Recovery and Reinvestment Act of 2009 appears to be working. Our domestic subsidiaries have seen an increase in customer requests for quotes and proposals, budgetary and otherwise, as a direct result of the stimulus funding. To date, more than 50 inquiries have been received by our domestic operations. If that activity ultimately translates into firm orders, we could potentially see up to $17 million in additional revenue for our domestic operations over fiscal years 2009 and 2010. Placing that into perspective, our present fiscal year 2009 guidance is we believe global revenues may exceed $90 million, of which about 45 percent is derived from our domestic operations. Adding to the excitement is the fact that we expect to see additional quote and proposal activity in coming weeks as this program gains momentum. We tip our hat in a word of thanks to the architects, legislators, and Obama administration officials that conceived and implemented this bold program.”

According to the American Public Transportation Association (APTA), the American Recovery and Reinvestment Act of 2009 authorized approximately $8.4 billion in additional funding for U.S. public transportation infrastructure projects. This funding compares to the approximately $10.3 billion in federal fiscal year funding already authorized for public transportation – an increase of approximately 40.0 percent if the newly authorized funds are spent over a two-year period, Mr. Turney said.

RECORD HIGH 2008 RIDERSHIP

“APTA recently reported that Americans took 10.7 billion trips on public transportation in 2008 – the highest level of ridership in 52 years. This was despite falling gas prices and an economic recession. The 2008 ridership results, according to APTA, represent a 4.0 percent increase over the number of trips taken on public transportation in 2007. U.S. public transportation continues to play a vital role in our economy, our environment, our energy conservation efforts, and our quality of life. Increased ridership is a key element in driving market demand for our products. As APTA’s new tagline says, ‘Public transportation takes us there,’” Mr. Turney said.

ABOUT APTA

APTA is a nonprofit international association of more than 1,500 member organizations including public transportation systems; planning, design, construction and finance firms; product and service providers; academic institutions; and state associations and departments of transportation.

For information about federal funding for U.S. public transportation infrastructure projects, visit www.apta.com.

For the complete APTA ridership report, visit http://www.apta.com/research/stats/ridership.

ABOUT THE COMPANY

DRI is a digital communications technology leader in the domestic and international public transportation and transit security markets. Our products include: TwinVision® and Mobitec® electronic destination sign systems, Talking Bus® voice announcement systems, Digital Recorders® Internet-based passenger information and automatic vehicle location/monitoring systems, and VacTell™ video actionable intelligence systems. Our products help increase the mobility, flow, safety, and security of people who rely upon transportation infrastructure around the globe. Using proprietary hardware and software applications, our products provide easy-to-understand, real-time information that assists users and operators of transit bus and rail vehicles in locating, identifying, boarding, tracking, scheduling, and managing those vehicles. Our products also aid transit vehicle operators in their quest to increase ridership and reduce fuel consumption, as well as to identify and mitigate security risks on transit vehicles. Positioned not only to serve and address mobility, energy conservation, and environmental concerns, our products also serve the growing U.S. Homeland Security market. For more information about the Company and its operations worldwide, go to www.digrec.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, any statement made regarding the effectiveness of the American Recovery and Reinvestment Act of 2009, the impact of U.S. federal funding for transit-related projects that might potentially benefit the Company, the Company’s anticipated revenues as a result of federally funded transportation infrastructure projects, the Company’s expectations for continued elevated activity quote and proposal activity, APTA ridership numbers, as well as any statement, express or implied, concerning future events or expectations or which use words such as “expect,” “fully expect,” “expected,” “appears,” “believe,” “plan,” “anticipate,” “would,” “goal,” “potential,” “potentially,” “range,” “pursuit,” “run rate,” “stronger,” “preliminarily,” “forecast,” “opinion,” “may,” etc., is a forward-looking statement. These forward-looking statements are subject to risks and uncertainties, including risks and uncertainties that the American Recovery and Reinvestment Act of 2009 may not ultimately be as effective as anticipated, that the ultimate U.S. federal funding for transit-related projects may not benefit the Company, that the Company’s anticipated revenues as a result of federally funded transportation infrastructure projects may not occur, that the elevated quote and proposal activity may not continue, that APTA ridership numbers may be inaccurate, as well as other risks and uncertainties set forth in our Annual Report on Form 10-K filed March 31, 2008, and as updated in our Quarterly Report on Form 10-Q filed Nov. 14, 2008, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.

CONTACT:
DRI Corporation Contact:
Veronica B. Marks
Manager, Corporate Communications
Phone: (214) 378-4776
Fax: (214) 378-8437
E-Mail: ir@digrec.com